UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: February 4, 2014

(Date of earliest event reported)

Imperva, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35338	03-0460133
(Commission File Number)	(IRS Employer Identification No.)

3400 Bridge Parkway, Suite 200 Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 345-9000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 6, 2014, Imperva, Inc., a Delaware corporation (“Imperva”), entered into a Share Exchange Agreement (the “Exchange Agreement”) with SkyFence Networks, Ltd., a company incorporated under the laws of the State of Israel (“SkyFence”), the shareholders of SkyFence (the “SkyFence Shareholders”) and Ofer Hendler, in his separate capacity as the Sellers’ Representative. Pursuant to the terms and conditions set forth in the Exchange Agreement, Imperva will acquire from the SkyFence Shareholders all of the outstanding capital stock of SkyFence (and all rights to acquire such stock) in exchange for approximately $60 million in Imperva Common Stock (or rights to acquire such stock) and cash as detailed below (the “Consideration” and such transaction, the “Share Exchange” or the “SkyFence Acquisition”) subject to potential working capital and other adjustments that may be made prior to the closing of the Share Exchange and as are set forth in the Exchange Agreement. Upon completion of the Share Exchange, SkyFence will become a wholly owned subsidiary of Imperva.

Approximately $2.8 million (or 10% of the total Consideration payable to the founders of SkyFence (the “Founders”)) will be paid to the Founders in cash in lieu of shares of Imperva Common Stock. The Founders will remain with SkyFence after the closing of the Share Exchange and a portion of the shares of Imperva Common Stock that will be issued to the Founders will be subject to time-based vesting arrangements. For purposes of determining the number of shares to be issued at the closing, each share of Imperva Common Stock issued as part of the Consideration will be valued at the average closing stock price of Imperva Common Stock for the sixty (60) trading days ending on the day prior to the closing of the Share Exchange. The options to purchase Ordinary Shares of SkyFence that are outstanding as of the closing of the Share Exchange and held by SkyFence employees who are offered and accept employment with Imperva will be assumed by Imperva with the existing vesting schedule and converted into options to purchase Imperva Common Stock, with the exercise price and number of shares subject to such options proportionally adjusted by the exchange ratio applicable to the SkyFence Ordinary Shares.

The closing of the Share Exchange is subject to several closing conditions, including, among other things, (i) the accuracy, in all material respects, of the representations and warranties of the other party at the closing, (ii) compliance in all material respects by the other party with its covenants and (iii) other customary closing conditions. The Exchange Agreement may be terminated by either Imperva or the SkyFence Shareholders upon the occurrence of certain events, including if the Share Exchange has not closed by September 30, 2014. The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur during the first quarter of calendar year 2014.

The Exchange Agreement contains customary covenants of Imperva and SkyFence, including, among other things, covenants by SkyFence to conduct its business in the ordinary course between the execution of the Agreement and consummation of the Share Exchange and not to engage in certain kinds of transactions during such period (including restrictions on solicitation of proposals with respect to alternative transactions).

The Exchange Agreement contains customary representations and warranties of each of Imperva, SkyFence and the SkyFence Shareholders. Pursuant to the Exchange Agreement, following the consummation of the Share Exchange, the SkyFence Shareholders have agreed to indemnify Imperva for any losses related to breaches of representations or warranties and covenants, among other things, subject to limits specified in the Exchange Agreement. As security for such indemnification obligations, the parties agreed that, at the closing of the Share Exchange, an amount equal to 30% of the aggregate Consideration (in the form of Imperva Common Stock) shall be deposited into a holdback fund for a period of 24 months (subject to certain exceptions).

The foregoing description of the Exchange Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Exchange Agreement are subject to qualifications and limitations agreed to by the respective parties, including information contained in confidential schedules exchanged between the parties, were made only for the purposes of such agreement and as of specified dates and were solely for the benefit of the parties to such agreement. A number of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to a contractual standard of materiality different from what might be viewed as material to investors. Investors are not third-party beneficiaries under the Exchange Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Exchange Agreement or the date of the closing, which subsequent information may or may not be fully reflected in Imperva’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Imperva or SkyFence or any of their respective subsidiaries or affiliates.

A copy of the press release issued by Imperva on February 6, 2014 concerning the SkyFence Acquisition is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On February 6, 2014, Imperva issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2013 and providing its business outlook. A copy of the press release is attached as Exhibit 99.02 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report, including Exhibit 99.2 to this Current Report, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.02 shall not be incorporated by reference into any registration statement or other document filed by Imperva with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Management Bonus Plan

On February 4, 2014, the Compensation Committee of Imperva approved and adopted a senior management bonus plan for 2014 (the “2014 Bonus Plan”) to provide incentive to executive officers of Imperva. Each of Imperva’s named executive officers is a participant in the 2014 Bonus Plan.

The 2014 Bonus Plan focuses on revenues and operating expenses. The cash bonus portion of the 2014 Bonus Plan applies to all named executive officers other than Jason Forget, Imperva’s Senior Vice President, Worldwide Business Operations. Under the 2014 Bonus Plan, each eligible named executive officer is eligible to receive a quarterly bonus equal to the sum of the Quarterly Revenues Bonus and the Quarterly Operating Expenses Bonus, each as defined below, and weights Imperva’s quarterly revenues performance and Imperva’s quarterly operating expense performance equally with respect to the total bonus amount payable to such eligible named executive officer in each quarter. The target quarterly bonus amount for each eligible named executive officer is set forth in the table below, provided that the Compensation Committee has not determined to reduce such bonus:

Executive Officer	Quarterly Bonus Amount

President and Chief Executive Officer	$87,500
Chief Financial Officer	$40,000
Chief Technology Officer	$10,000
Senior Vice President, Worldwide Marketing	$20,000

The “Quarterly Revenues Bonus” is equal to the Quarterly Bonus Amount specified in the table above, multiplied by 50%, multiplied by the Quarterly Revenues Bonus, determined as follows:

Quarterly Revenues Bonus Percentage	Percentage Achievement Relative to Quarterly Revenue Target (in accordance with the Company’s internal operating plan)

112.5%	≥ 105%
110%	≥ 104% and < 105%
107.5%	≥ 103% and < 104%
105%	≥ 102% and < 103%
102.5%	≥ 101% and < 102%
100%	≥ 100% and < 101%
97.5%	≥ 99% and < 100%
95%	≥ 98% and < 99%
92.5%	≥ 97% and < 98%
90%	≥ 96% and < 97%
87.5%	≥ 95% and < 96%
85%	≥ 94% and < 95%
82.5%	≥ 93% and < 94%
80%	≥ 92% and < 93%
77.5%	≥ 91% and < 92%
75%	≥ 90% and < 91%
70%	≥ 89% and < 90%
65%	≥ 88% and < 89%
60%	≥ 87% and < 88%
55%	≥ 86% and < 87%
50%	≥ 85% and < 86%
0%	< 85%

The “Quarterly Operating Expenses Bonus” is equal to the Quarterly Bonus Amount specified in the table above, multiplied by 50%, multiplied by the Quarterly Operating Expenses Bonus Percentage, determined as follows:

Quarterly Operating Expenses Bonus Percentage	Percentage of Expenses Relative to Quarterly Operating Expenses Target (in accordance with the Company’s internal operating plan)
112.5%	≤ 95%
110%	≥ 95% and < 96%
107.5%	≥ 96% and < 97%
105%	≥ 97% and < 98%
102.5%	≥ 98% and < 99%
100%	≥ 99% and < 100%
97.5%	≥ 100% and < 101%
95%	≥ 101% and < 102%
92.5%	≥ 102% and < 103%
90%	≥ 103% and < 104%
87.5%	≥ 104% and < 105%
85%	≥ 105% and < 106%
82.5%	≥ 106% and < 107%
80%	≥ 107% and < 108%
77.5%	≥ 108% and < 109%
75%	≥ 109% and < 110%
70%	≥ 110%
65%	≥ 111% and < 112%
60%	≥ 112% and < 113%
55%	≥ 113% and < 114%
50%	≥ 114% and < 115%
0%	> 115%

Further, to the extent that either the Quarterly Revenues Bonus Percentage or the Quarterly Operating Expenses Bonus Percentage as determined in accordance with the paragraphs above is less than 112.5%, then both the Quarterly Revenues Bonus and the Quarterly Operating Expenses Bonus will be paid as if each such percentage was achieved and paid at the average of the two percentages.

The 2014 Bonus Plan also provides for a pool of shares of common stock to be granted to Imperva’s executive officers on the achievement of the targeted revenues and operating income goals. The size of the equity pool will be determined by the Compensation Committee in connection with the year-end review based on the number of executive officers participating, the cumulative achievement of quarterly revenues and operating income targets within the fiscal year, the relative retention value of existing grants held by executive officers and in recognition of our benchmark targets in light of updated compensation data from our compensation consultant, as well as other factors. Imperva anticipates that equity awards under the 2014 Bonus Plan will be granted in the first quarter of 2015. The 2014 Bonus Plan will be administered, and cash bonus and equity awards under the plan determined, in the same manner as for Imperva’s bonus plan for 2013.

Forget Sales Compensation Plan

On February 4, 2014, the Compensation Committee approved the 2014 sales compensation plan with Mr. Forget, with a base salary of $250,000 and a cash bonus opportunity of $250,000. Under the sales compensation plan with Mr. Forget, 80% of his cash bonus opportunity is based on customer bookings and 20% of his cash bonus opportunity is based on profitability. For achievement of up to 100% of target, Mr. Forget will receive commissions of 0.09% of customer bookings, for achievement between 100% and 110% of target, Mr. Forget will receive commissions of 0.14% of customer bookings and for achievement greater than 110%, Mr. Forget will receive commissions of 0.19% of customer bookings. For purposes of the sales compensation plan, “profitability” is calculated by subtracting direct sales operating expenses from the Company’s revenue. Other than as described in this paragraph, the 2014 sales compensation plan for Mr. Forget will be administered in the same manner as for the sales compensation plan for Mr. Forget for 2013.

Salary and Bonus Target Adjustments

On February 4, 2014, the Compensation Committee approved an increase to the base salary of Messrs. Kramer, Schmid, Shulman and Kraynak to $350,000, $290,000, $200,000 and $280,000, respectively; and approved an increase to the annual bonus target for Messrs. Kramer, Schmid, Shulman and Kraynak to $350,000, $160,000, $40,000 and $80,000, respectively, in each case effective January 1, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

2.1	Share Exchange Agreement, dated as of February 6, 2014, by and among Imperva, Inc. SkyFence Networks, Ltd., the shareholders of SkyFence Networks, Ltd. and Ofer Hendler, in his separate capacity as the Sellers’ Representative.

99.1	SkyFence Acquisition press release issued by Imperva, Inc., dated February 6, 2014.

99.2	Financial Results press release issued by Imperva, Inc., dated February 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPERVA, INC.

By:	/s/ Terrence J. Schmid
Terrence J. Schmid Chief Financial Officer

Date: February 6, 2014

EXHIBIT INDEX

Number	Description

2.1	Share Exchange Agreement, dated as of February 6, 2014, by and among Imperva, Inc. SkyFence Networks, Ltd., the shareholders of SkyFence Networks, Ltd. and Ofer Hendler, in his separate capacity as the Sellers’ Representative.

99.1	SkyFence Acquisition press release issued by Imperva, Inc., dated February 6, 2014.

99.2	Financial Results press release issued by Imperva, Inc., dated February 6, 2014.